Exhibit 99.1

Unusual Machines Announces Termination of Definitive Agreement to Acquire Aloft

ORLANDO, FL / ACCESS Newswire / June 13, 2025 / Unusual Machines, Inc. (NYSE American: UMAC), a leader in drone technology and component manufacturing, today announced that it has notified Aloft that the previously announced acquisition has been terminated, effective June 9, 2025, in accordance with the termination provisions of the definitive agreement, as amended.

The decision was made after careful consideration and reflects recognition that the transaction, as structured, no longer aligns with the strategic priorities of either organization. No termination fees will be incurred, and both companies remain open to exploring future collaborations.

“While we were excited about the potential of combining forces, we are confident in our growth strategy and can really focus on executing our core mission: to build the backbone of the domestic drone supply chain,” said Allan Evans, CEO of Unusual Machines. “We continue to see strong momentum in our defense, enterprise, and retail channels and are well-positioned to deliver value to our shareholders.”

Unusual Machines’ business outlook remains unchanged, with no anticipated impact to operations, cash position, or strategic initiatives because of the canceled transaction.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information, please visit www.unusualmachines.com.

Investor Contact:
CS Investor Relations
investors@unusualmachines.com
917-633-8980